Exhibit 99.1

Contact:	Charles L. Dunlap, CEO Gregory J. Pound, COO Frederick W. Boutin, CFO 303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES FINANCIAL RESULTS

REPORTS HIGHER NET EARNINGS COMPARED TO QUARTER ENDED JUNE 30, 2010

August 8, 2011	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE:TLP) today announced its financial results for the three months ended June 30, 2011.

FINANCIAL RESULTS

An overview of the financial performance for the three months ended June 30, 2011, as compared to the three months ended June 30, 2010, includes:

•                  Quarterly operating income increased to $17.7 million from $11.1 million due principally to the following:

•                  A gain of approximately $9.6 million from the contribution of the Brownsville light petroleum product storage business to the Frontera Brownsville LLC joint venture, in exchange for a cash payment of approximately $25.6 million and a 50% ownership interest.

•                  Quarterly revenue was consistent period over period at $36.8 million with increases in revenue at the Gulf Coast, Midwest and Southeast terminals of approximately $1.2 million, $0.2 million and $1.0 million, respectively, offset by decreases in revenue at the Brownsville and River terminals of approximately $1.4 million and $1.0 million, respectively. The decrease in Brownsville revenue is primarily attributable to our contribution of product storage capacity to the Frontera Brownsville LLC joint venture.

•                  Quarterly direct operating costs and expenses increased to $17.6 million from $14.5 million due to increases in direct operating costs and expenses at the Gulf Coast, River and Southeast terminals of $1.0 million, $0.1 million and $2.0 million, respectively.

•                  An increase in direct general and administrative expenses of approximately $0.3 million.

•                  A decrease in depreciation and amortization expense of approximately $0.2 million.

•                  Equity in earnings from the Frontera Brownsville LLC joint venture of approximately $0.2 million.

•                  Quarterly net earnings increased to $17.0 million from $10.2 million due principally to the increase in quarterly operating income discussed above, offset by a decrease in interest expense of approximately $0.2 million.

•                  Net earnings per limited partner unit—basic increased to $1.10 per unit from $0.65 per unit.

•                  The distribution declared per limited partner unit was $0.62 per unit for the three months ended June 30, 2011, as compared to $0.60 per unit for the three months ended June 30, 2010.

Distributable cash flow generated during the three months ended June 30, 2011 was $11.0 million and distributions allocable to the period were $10.0 million.

1670 Broadway • Suite 3100 • Denver, CO 80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  • P. O. Box 5660 • Denver, CO 80217-5660

www.transmontaignepartners.com

Effective as of April 1, 2011, we entered into a joint venture with P.M.I. Services North America Inc. (“PMI”), an indirect subsidiary of Petroleos Mexicanos (“Pemex”), the Mexican state-owned petroleum company, at our Brownsville, Texas terminal. We contributed approximately 1.5 million barrels of light petroleum product storage capacity, as well as related ancillary facilities, to the joint venture, also known as Frontera Brownsville LLC, in exchange for a cash payment of approximately $25.6 million and a 50% ownership interest. PMI acquired a 50% ownership interest in Frontera Brownsville LLC for a cash payment of approximately $25.6 million. We are operating the joint venture assets under an operations and reimbursement agreement executed between us and Frontera Brownsville LLC. We continue to own and operate approximately 1.0 million barrels of tankage in Brownsville independent of the joint venture. We anticipate receiving a cash distribution from the joint venture on a quarterly basis.  The amount of the distribution is dependent on the quarterly operations of the joint venture.  On August 1, 2011, we received a cash distribution of approximately $0.7 million from the joint venture attributable to the three months ended June 30, 2011.

Our terminaling services agreements are structured as either throughput agreements or storage agreements.  Most of our throughput agreements contain provisions that require our customers to throughput a minimum volume of product at our facilities over a stipulated period of time, which results in a fixed amount of revenue to be recognized by us.  Our storage agreements require our customers to make minimum payments based on the volume of storage capacity made available to the customer under the agreement, which results in a fixed amount of revenue to be recognized by us.  We refer to the fixed amount of revenue recognized pursuant to our terminaling services agreements as being “firm commitments.”  Revenue recognized in excess of firm commitments and revenue recognized based solely on the volume of product distributed or injected are referred to as “variable.”  Our revenue was as follows (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Firm Commitments:
Terminaling services fees, net:
External customers	$7,578	$8,790	$16,932	$17,337
Affiliates	20,072	20,813	39,865	41,618
Total firm commitments	27,650	29,603	56,797	58,955
Variable:
Terminaling services fees, net:
External customers	447	825	1,541	1,661
Affiliates	(73)	(69)	(56)	(177)
Total	374	756	1,485	1,484
Pipeline transportation fees	1,213	1,204	2,173	2,378
Management fees and reimbursed costs	1,112	514	1,583	1,054
Other	6,483	4,705	13,930	10,065
Total variable	9,182	7,179	19,171	14,981
Total revenue	$36,832	$36,782	$75,968	$73,936

The amount of revenue recognized as “firm commitments” based on the remaining contractual term of the terminaling services agreements that generated “firm commitments” for the six months ended June 30, 2011 was as follows (in thousands):

At June 30, 2011
Remaining terms on terminaling services agreements that generated “firm commitments”:
Less than 1 year remaining	$10,205
1 year or more, but less than 3 years remaining	21,893
3 years or more, but less than 5 years remaining	24,440
5 years or more remaining	259
Total firm commitments for the six months ended June 30, 2011	$56,797

TransMontaigne Partners also released the following statements regarding its current liquidity and capital resources:

•                  Our primary liquidity needs are to fund our working capital requirements, distributions to unitholders, approved capital projects and future expansion, development and acquisition opportunities. We believe that we will be able to generate sufficient cash from operations in the future to fund our working capital requirements and our distributions to unitholders. We expect to initially fund our approved capital projects and our future expansion, development and acquisition opportunities with additional borrowings under our amended and restated senior secured credit facility. After initially funding expenditures for approved capital projects and future expansion, development and acquisition opportunities with borrowings under our amended and restated senior secured credit facility, we may raise funds through additional equity offerings and debt financing, which may include the issuance of senior unsecured notes.  The proceeds of such equity offerings and debt financings may then be used to reduce our outstanding borrowings under our amended and restated senior secured credit facility.

•                  We funded our March 1, 2011 Pensacola terminal purchase with additional borrowings under our senior secured credit facility.

•                  We entered into our amended and restated senior secured credit facility on March 9, 2011, which provides for a maximum borrowing line of credit equal to $250 million.  At our request, subject to the approval of the administrative agent and the receipt of additional commitments from one or more lenders, the maximum borrowings under the amended and restated senior secured credit facility can be increased by up to an additional $100 million.  The amended and restated senior secured credit facility expires on March 9, 2016.  At June 30, 2011, our outstanding borrowings were $115.5 million.

•                  We used the $25.6 million in cash proceeds, received in April 2011 from the Frontera Brownsville LLC joint venture, to pay down outstanding borrowings under our amended and restated senior secured credit facility.

•                  Management and the board of directors of our general partner have approved expansion capital projects with estimated completion dates that extend through June 30, 2012.  At June 30, 2011, the remaining capital expenditures to complete the approved expansion capital projects are estimated to range from $26 million to $29 million.  We expect to fund our expansion capital expenditures with additional borrowings under our amended and restated senior secured credit facility.

•                  We are currently exploring various acquisition, development, and joint venture opportunities some of which are substantial in size.  We may rely on future equity offerings and debt financings, in addition to our amended and restated senior secured credit facility, to fund these opportunities.

Attachment A contains additional selected financial information and results of operations and Attachment B contains a computation of our distributable cash flow.

CONFERENCE CALL

TransMontaigne Partners L.P. previously announced that it has scheduled a conference call for Monday, August 8, 2011 at 11:00 a.m. (ET) regarding the above information. Analysts, investors and other interested parties are invited to listen to management’s presentation of the Company’s results and supplemental financial information by accessing the call as follows:

(800) 762-7308

Ask for:

TransMontaigne Partners

A playback of the conference call will be available from 1:00 p.m. (ET) on Monday, August 8, 2011 until 11:59 p.m. (ET) on Monday, August 15, 2011 by calling:

USA:  (800) 475-6701

International:  (320) 365-3844

Access Code:  212074

ATTACHMENT A

SELECTED FINANCIAL INFORMATION AND RESULTS OF OPERATIONS

The following selected financial information is extracted from the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2011, which was filed on August 8, 2011 with the Securities and Exchange Commission (in thousands, except per unit amounts):

	Three Months Ended
	June 30, 2011	June 30, 2010
Income Statement Data
Revenue	$36,832	$36,782
Direct operating costs and expenses	(17,636)	(14,529)
Direct general and administrative expenses	(815)	(543)
Operating income	17,717	11,061
Net earnings	17,028	10,184
Net earnings allocable to limited partners	15,834	9,376
Net earnings per limited partner unit—basic	$1.10	$0.65

	June 30, 2011	December 31, 2010
Balance Sheet Data
Property, plant and equipment, net	$431,120	$452,402
Goodwill	8,765	16,232
Total assets	513,639	514,306
Long-term debt	115,500	122,000
Partners’ equity	354,314	344,816

Selected results of operations data for each of the quarters in the years ended December 31, 2011 and 2010 are summarized below (in thousands):

	Three months ended				Year ending
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	December 31, 2011

Revenue	$39,136	$36,832	$—	$—	$75,968
Direct operating costs and expenses	(14,577)	(17,636)	—	—	(32,213)
Direct general and administrative expenses	(1,365)	(815)	—	—	(2,180)
Allocated general and administrative expenses	(2,616)	(2,617)	—	—	(5,233)
Allocated insurance expense	(823)	(822)	—	—	(1,645)
Reimbursement of bonus awards	(313)	(312)	—	—	(625)
Depreciation and amortization	(7,138)	(6,722)	—	—	(13,860)
Gain on disposition of assets	—	9,576	—	—	9,576
Equity in earnings of joint venture	—	233	—	—	233
Operating income	12,304	17,717	—	—	30,021
Other expense, net	(978)	(689)	—	—	(1,667)
Net earnings	$11,326	$17,028	$—	$—	$28,354

	Three months ended				Year ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	December 31, 2010
Revenue	$37,154	$36,782	$37,499	$39,464	$150,899
Direct operating costs and expenses	(14,568)	(14,529)	(14,838)	(20,761)	(64,696)
Direct general and administrative expenses	(1,031)	(543)	(622)	(963)	(3,159)
Allocated general and administrative expenses	(2,578)	(2,578)	(2,578)	(2,577)	(10,311)
Allocated insurance expense	(796)	(796)	(796)	(797)	(3,185)
Reimbursement of bonus awards	(313)	(313)	(313)	(311)	(1,250)
Depreciation and amortization	(6,864)	(6,962)	(7,006)	(7,037)	(27,869)
Loss on disposition of assets	—	—	—	(765)	(765)
Impairment of goodwill	—	—	—	(8,465)	(8,465)
Operating income (loss)	11,004	11,061	11,346	(2,212)	31,199
Other expense, net	(1,530)	(877)	(977)	(573)	(3,957)
Net earnings (loss)	$9,474	$10,184	$10,369	$(2,785)	$27,242

ATTACHMENT B

DISTRIBUTABLE CASH FLOW

The following summarizes our distributable cash flow for the periods indicated (in thousands):

	April 1, 2011 through June 30, 2011	January 1, 2011 through June 30, 2011

Net earnings	$17,028	$28,354
Depreciation and amortization	6,722	13,860
Amounts due under long-term terminaling services agreements, net	(187)	(295)
Amortization of deferred revenue—projects	(1,134)	(2,238)
Payments received upon completion of projects	1,663	2,513
Reserve related to payments received upon completion of projects	(1,139)	(1,475)
Unrealized gain on derivative instrument	(564)	(1,250)
Deferred equity-based compensation	107	205
Distributions paid to holders of restricted phantom units	(29)	(57)
Cash paid for purchase of common units	(70)	(167)
Gain on disposition of assets	(9,576)	(9,576)
Equity in earnings of joint venture	(233)	(233)
Maintenance capital expenditures	(1,543)	(3,222)
“Distributable cash flow” generated during the period	$11,045	$26,419

Actual distribution for the period on all common units and the general partner interest including incentive distribution rights	$10,017	$19,745

Distributable cash flow is not a computation based upon generally accepted accounting principles.  The amounts included in the computation of our distributable cash flow are derived from amounts separately presented in our consolidated financial statements, notes thereto and Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the three months ended June 30, 2011, which was filed on August 8, 2011 with the Securities and Exchange Commission.   Distributable cash flow should not be considered in isolation or as an alternative to net earnings or operating income, as an indication of our operating performance, or as an alternative to cash flows from operating activities as a measure of liquidity.  Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used to compare partnership performance.   We believe that this measure provides investors an enhanced perspective of the operating performance of our assets, the cash we are generating and our ability to make distributions to our unitholders and our general partner.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations primarily in the United States along the Gulf Coast, in the Midwest, in Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission on March 10, 2011.

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